[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.83

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Termination Agreement”) is made and entered into as of December 22, 2011 (the “Termination Date”) by and between EXELIXIS, INC., a Delaware corporation having an address at 170 Harbor Way, P.O. Box 511, South San Francisco, California 94083-0511 (“Exelixis”), and SANOFI (formerly known as SANOFI-AVENTIS), a French company, having an address at 174, Avenue de France, 75013 Paris, France (“Sanofi”). Exelixis and Sanofi are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, on May 27, 2009, Exelixis and Sanofi entered into that certain Collaboration Agreement relating to isoform-specific Class I phosphoinositide-3-kinases inhibitors (the “Collaboration Agreement”).

WHEREAS, Sanofi and Exelixis now desire to terminate the Collaboration Agreement, all on the terms and conditions set forth in this Termination Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements provided herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both Parties, Exelixis and Sanofi hereby agree as follows:

1. DEFINITIONS. For purposes of this Termination Agreement, the following definitions shall be applicable. Capitalized terms used in this Termination Agreement (other than the headings of the Sections or Articles) have the following meanings set forth in this Article 1, or, if not listed in this Article 1, the meanings as designated in the text of this Termination Agreement.

1.1 “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of the definition in this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one (1) or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.2 “Calendar Quarter” means any consecutive 3-month period ending March 31, June 30, September 30 or December 31.

1.3 “Calendar Year” means any consecutive 12-month period ending December 31.

1.4 “Collaborative Research Term” has the meaning set forth in Section 1.12 of the Collaboration Agreement.

1.5 “Controlled” means, with respect to any Patent or Know-How, that the Party owns or has a license to such Patent or Know-How and has the ability to grant to the other Party a license or a sublicense (as applicable) to such Patent or Know-How, without violating the terms of any agreement or other arrangements with any Third Party existing as of the Termination Date.

1.6 “Cover” and its cognates thereof means, with respect to any product, process, method, use or composition, which, in the absence of a license, the manufacture, use, offer for sale, sale, or importation thereof or the practice thereof would infringe a Valid Claim of a referenced Patent (or in the case of a Patent that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a Patent).

1.7 “Diligent Efforts” has the meaning set forth in Section 1.21 of the Collaboration Agreement.

1.8 “Exelixis Know-How Rights” means any Know-How Controlled by Exelixis or any of its Affiliates, as of the Effective Date or during the Term, that was [ * ].

1.9 “Exelixis Patent Rights” means any Patent (including Sole Invention Patents) Controlled by Exelixis or any of its Affiliates, as of the Effective Date or during the Term, that Covers (a) [ * ]; or (b) [ * ].

1.10 “Exelixis Product” means a therapeutic or prophylactic product (for use in animals or humans) in bulk or finished form that comprises or incorporates [ * ], or [ * ], that, in each case: (a) [ * ] or [ * ]; or (b) [ * ] that [ * ] and that [ * ] that [ * ].

1.11 “Financial Standards” means (a) for Sanofi, the International Financial Reporting Standards, as they exist from time to time, consistently applied; and (b) for Exelixis, the U.S. Generally Accepted Accounting Practices, as they exist from time to time, consistently applied.

1.12 “First Commercial Sale” means, with respect to any Product and any country of the world and any Party, the first sale (or other commercial disposition) of such Product by such Party (or its Affiliates, licensees or sublicensees) to a Third Party in such country, after such Product has received Regulatory Approval in such country. A First Commercial Sale does not include any Product sold for use in clinical trials, for research or for other non-commercial uses, or that is supplied as part of a compassionate use or similar program.

1.13 “First Product” means, with respect to a Party, the first Product sold (or otherwise disposed of commercially) by such Party (or its Affiliates, licensees or sublicensees) in any country of the world.

1.14 “Generic Product” means, with respect to a given Product in a given country, any pharmaceutical product that: (a) is marketed for sale in such country by a Third Party other than an authorized licensee; (b) contains the same active pharmaceutical ingredient as contained in such Product, [ * ]; and (c) is approved or registered for use in such country (pursuant to 21 U.S.C. 355(b)(2), a separate DAA, other drug approval application or comparable process). With respect to a Product that is sold as a combination with another active pharmaceutical ingredient (collectively, the “Combined Active Pharmaceutical Ingredients”), a Generic Product shall, for

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

purposes of this paragraph, contain as active pharmaceutical ingredients the same Combined Active Pharmaceutical Ingredients as contained in such Product, [ * ] and meet the conditions defined in (a) and (c) above.

1.15 “Information” means: (a) financial information and any information about Liabilities, in any tangible or intangible form whatsoever, including, sales figures, royalty amounts and related information; and (b) information reasonably necessary to prosecute a Joint Invention, or exchanged by the Parties pursuant to the terms of Article 5 of this Termination Agreement.

1.16 “Joint Invention” has the meaning set forth in Section 1.44 of the Collaboration Agreement.

1.17 “Know-How” means information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including, databases, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies, procedures, materials or reagents. For clarity, Know-How excludes any Patents.

1.18 “Lead Compound” has the meaning set forth in Section 1.48 of the Collaboration Agreement.

1.19 “mTOR” has the meaning set forth in Section 1.58 of the Collaboration Agreement.

1.20 “Net Sales” means the amount invoiced or otherwise billed by a Party or its Affiliate, licensee or sublicensee for sales or other commercial disposition of a Product to a Third Party purchaser, less the following to the extent included in such billing or otherwise actually allowed or incurred with respect to such sales: (a) discounts, including cash, trade and quantity discounts, price reduction programs, retroactive price adjustments with respect to sales of a Product, charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments (or their respective agencies, purchasers and reimbursers) or to trade customers, including but not limited to, wholesalers and chain and pharmacy buying groups; (b) credits or allowances actually granted upon rejections or returns of Products, including for recalls or damaged goods; (c) freight, postage, shipping and insurance charges actually allowed or paid for delivery of Products, to the extent billed; (d) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of a Product; (e) bad debts relating to sales of Products that are actually written off by a Party in accordance with applicable Financial Standards, during the applicable royalty calculation period; and (f) taxes, duties or other governmental charges levied on, absorbed or otherwise imposed on sale of Products, including value-added taxes, or other governmental charges otherwise measured by the billing amount, when included in billing, as adjusted for rebates and refunds, but specifically excluding taxes based on net income of the seller; provided that all of the foregoing deductions are calculated in accordance with applicable Financial Standards.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Notwithstanding the foregoing, if any Product is sold under a [ * ] or [ * ] arrangement with [ * ], then, solely for the purpose of calculating Net Sales for royalty purposes hereunder, any [ * ] on such Products sold under such an arrangement shall be [ * ], on a [ * ] basis based on the [ * ] prior to [ * ], [ * ] the [ * ] applied on any [ * ] product sold within such [ * ] arrangement for the applicable accounting period. In case of any dispute as to the applicable [ * ] under the preceding sentence, the determination of same shall be calculated and certified by an [ * ] selected by [ * ] of [ * ], whose decision shall be binding.

A sale of a Product is deemed to occur upon invoicing. In the event that [ * ], after reasonable efforts, cannot [ * ] the [ * ] of [ * ] in a particular [ * ], the Parties shall [ * ] and [ * ] in [ * ] an appropriate means for [ * ] in such a situation.

For sake of clarity and avoidance of doubt, sales by a Party, its Affiliates, licensees or sublicensees of a Product to a [ * ] of such [ * ] in a given [ * ] shall be [ * ] a [ * ] to a [ * ]. Any Products used (but not [ * ]) for [ * ] or [ * ] purposes or used for [ * ] or other [ * ] purposes shall [ * ] considered in determining Net Sales hereunder.

In the event a Product is sold as an end-user product consisting of a combination of active functional elements or as a combined product and/or service, Net Sales, for purposes of determining royalty payments on such Product, shall be calculated by multiplying the Net Sales of the end-user product and/or service by the fraction A over A+B, in which A is the gross selling price of the Product portion of the end-user product and/or service when such Product is sold separately during the applicable accounting period in which the sales of the end-user product were made, and B is the gross selling price of the other active elements and/or service, as the case may be, of the end-user product and/or service sold separately during the accounting period in question. All gross selling prices of the elements of such end-user product and/or service shall be calculated as the average gross selling price of the said elements during the applicable accounting period for which the Net Sales are being calculated. In the event that, in any country or countries, no separate sale of either such above-designated Product or such above designated elements of the end-user product and/or service are made during the accounting period in which the sale was made or if gross retail selling price for an active functional element, component or service, as the case may be, cannot be determined for an accounting period, Net Sales allocable to the Product in each such country shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining same that takes into account, on a country-by-country basis, variations in potency, the relative contribution of each active agent, component or service, as the case may be, in the combination, and relative value to the end user of each active agent, component or service, as the case may be. Notwithstanding the foregoing, the Parties agree that, for purposes of this paragraph, adjuvants, mechanical but not chemical drug delivery devices, and excipients shall not be deemed to be “active ingredients” or “active functional elements”. For clarity, [ * ] or technologies [ * ] or [ * ] of [ * ] or [ * ] or having [ * ] properties such as, without limitation, [ * ] or specific [ * ] technology, shall [ * ] within the [ * ] and shall [ * ] to be “active ingredients” or “active functional elements” for purposes of this paragraph.

1.21 “Patent” means all: (a) unexpired letters patent (including inventor’s certificates) which have not been held invalid or unenforceable by a court of competent jurisdiction from which

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

no appeal can be taken or has been taken within the required time period (and which have not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or been abandoned), including any substitution, extension, registration, confirmation, reissue, re-examination, supplementary protection certificates, confirmation patents, patent of additions, renewal or any like filing thereof; (b) pending applications for letters patent which have not been canceled, withdrawn from consideration, finally determined to be unallowable by the applicable governmental authority or court for whatever reason (and from which no appeal is or can be taken), and/or abandoned, including any continuation, division or continuation-in-part thereof and any provisional applications; and (c) any international counterparts to (a) and (b) above.

1.22 “PI3K” means: (a) the gene encoding the [ * ] for a member of the [ * ] consisting of the following [ * ] known as [ * ], and [ * ]; (b) the protein encoded by such gene; and (c) all [ * ] and [ * ] thereof. For the purposes of this Termination Agreement the term “PI3K” refers to [ * ] only, and does not include [ * ].

1.23 “PI3Ka Selective Inhibitor” means a small molecule compound that: (a) inhibits PI3Ka at the applicable Target Potency Threshold; and (b) meets the applicable Target Specificity Threshold.

1.24 “PI3Ka/ß Inhibitor” means a small molecule compound that: (a) inhibits PI3Ka and PI3Kß at the applicable Target Potency Threshold; and (b) meets the applicable Target Specificity Threshold.

1.25 “PI3Ka/ß/mTOR Inhibitor” means a small molecule compound that: (a) inhibits PI3Ka, PI3Kß and mTOR at the applicable Target Potency Threshold; and (b) meets the applicable Target Specificity Threshold.

1.26 “PI3Ka/mTOR Inhibitor” means a small molecule compound that: (a) inhibits PI3Ka and mTOR at the applicable Target Potency Threshold; and (b) meets the applicable Target Specificity Threshold.

1.27 “PI3Kß Selective Inhibitor” means a small molecule compound that: (a) inhibits PI3Kß at the applicable Target Potency Threshold; and (b) meets the applicable Target Specificity Threshold.

1.28 “PI3Kß/mTOR Inhibitor” means a small molecule compound that: (a) inhibits PI3Kß and mTOR at the applicable Target Potency Threshold; and (b) meets the applicable Target Specificity Threshold.

1.29 “Pre-Lead Compound” has the meaning set forth in Section 1.77 of the Collaboration Agreement.

1.30 “Product” means: (a) with respect to Sanofi, any Sanofi Product; and (b) with respect to Exelixis, any Exelixis Product.

1.31 “Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses,

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

registrations or authorizations of any national (e.g., the U.S. Food and Drug Administration, or “FDA”), supra-national (e.g., the European Medicines Agency, or “EMA”), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use or sale of a Product in a regulatory jurisdiction.

1.32 “Royalty Period” means, with respect to a given Product on a country-by-country basis, the period of time commencing on the date of the First Commercial Sale of the First Product sold (or otherwise disposed of commercially) in such country by a Party (or its Affiliate, licensee, or sublicensee) and continuing [ * ], unless terminated earlier by written agreement of the Parties.

1.33 “Sanofi Product” means a therapeutic or prophylactic product (for use in animals or humans) in bulk or finished form that comprises or incorporates [ * ] or [ * ] that, in each case: (a) [ * ] or [ * ]; or (b) [ * ] that [ * ] and that [ * ] that [ * ].

1.34 “Sole Invention” has the meaning set forth in Section 1.89 of the Collaboration Agreement.

1.35 “Subsequent Product” means, with respect to a Party’s First Product, any Product sold (or otherwise disposed of commercially) by such Party (or its Affiliate, licensee or sublicensee) anywhere in the world after the First Commercial Sale of such Party’s First Product.

1.36 “Target Potency Threshold” has the meaning set forth in Section 1.91 of the Collaboration Agreement.

1.37 “Target Specificity Threshold” has the meaning set forth in Section 1.92 of the Collaboration Agreement.

1.38 “Third Part(y/ies)” shall mean any person or entity other than Sanofi, Exelixis or their respective Affiliates.

1.39 “Valid Claim” means (a) a claim in an issued Patent that has not: (i) expired or been canceled; (ii) been declared invalid by an unreversed and unappealable or unappealed decision of a court or other appropriate body of competent jurisdiction; (iii) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (iv) been abandoned in accordance with or as permitted by the terms of this Termination Agreement or by mutual written agreement of the Parties; or (b) a claim under an application for a Patent that has been pending [ * ] from the date that the [ * ], and which has not been canceled, withdrawn from consideration, finally determined to be unallowable by the applicable governmental authority or court for whatever reason (and from which no appeal is or can be taken), or abandoned.

2.	TERMINATION.

2.1 Early Termination of the Collaboration Agreement. Effective as of the Termination Date, the Collaboration Agreement, and all rights and obligations of both Parties under the Collaboration Agreement are hereby terminated (including without limitation all past, current and future payment obligations under Article 9 and Section 12.3 of the Collaboration Agreement), except for (i) any defined terms of the Collaboration Agreement that are expressly

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

incorporated herein by reference, and (ii) those provisions of the Collaboration Agreement referred to in Section 8.3 herein, which shall survive in accordance with the terms and conditions of this Termination Agreement.

3.	FINANCIAL CONSIDERATION.

3.1 Payments upon Termination. Sanofi shall pay Exelixis a fee of Fifteen Million Two Hundred Fifty Thousand United States Dollars (USD $15,250,000) within ten (10) business days after the Termination Date as follows: (a) One Million Seven Hundred Fifty Thousand United States Dollars (USD $1,750,000) on invoice [ * ], and an additional (b) Thirteen Million Five Hundred Thousand United States Dollars (USD $13,500,000). For clarity, other than the payment of the invoice referenced in this Section 3.1, there shall be no further payments due or owing to Exelixis under the Collaboration Agreement. The fees paid by Sanofi to Exelixis pursuant to this Section 3.1 shall be noncreditable and nonrefundable.

3.2 One-Time Lump Sum Payment Upon First Approval. Sanofi shall pay Exelixis a one-time, lump-sum payment of [ * ] United States Dollars (USD $[ * ]) within [ * ] following the first Regulatory Approval by the FDA or EMA of Sanofi’s First Product. The Parties agree that this is a one-time payment upon first approval and that Sanofi has no further payment obligations to Exelixis under this Section 3.2(a) following this one-time payment. The one-time payment made by Sanofi to Exelixis pursuant to this Section 3.2(a) shall be noncreditable and nonrefundable.

3.3 Royalty Payments.

(a) Exelixis Royalty to Sanofi. Exelixis shall pay to Sanofi, on a country-by-country basis, a royalty equal to [ * ] of the worldwide, aggregate Net Sales obtained by Exelixis (or its Affiliates, licensees or sublicensees) from the sale (or other commercial disposition) [ * ] in such country and during the applicable Royalty Period, subject to Section 3.3(c) below. After the Royalty Period expires [ * ] in any country, no further royalties shall be payable by Exelixis to Sanofi in respect of sales of such Exelixis Product in such country.

(b) Sanofi Royalty to Exelixis. Sanofi shall pay to Exelixis, on a country-by-country basis, a royalty equal to [ * ] of the worldwide, aggregate Net Sales obtained by Sanofi (or its Affiliates, licensees or sublicensees) from the sale (or other commercial disposition) [ * ] in such country and during the applicable Royalty Period, subject to Section 3.3(c) below. After the Royalty Period expires [ * ] in any country, no further royalties shall be payable by Sanofi to Exelixis in respect of sales of such Sanofi Product in such country.

(c) Notification. A Party shall notify the other Party in writing within [ * ] of the date of the First Commercial Sale of its First Product in each country.

(d) [ * ]. The royalty payable for sales of Product by a Party in a country under this Section 3.3 shall be owing on Net Sales [ * ], regardless of the [ * ]. However, if a Party [ * ] a [ * ] within [ * ] of [ * ] of [ * ] anywhere in the world, and if [ * ] the worldwide Net Sales of [ * ] that [ * ] or [ * ], then commencing with [ * ] and continuing until [ * ] in each country, the royalty payable under this Section 3.3 shall be [ * ] on Net Sales of [ * ], such that the royalty will [ * ] on Net Sales of [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(e) Generic Product. During the applicable Royalty Period for a particular Product and in a particular country, if a Generic Product is launched, and Net Sales for a Product in any Calendar Quarter following such launch decrease by at least [ * ] but less than [ * ] as compared to the amount of Net Sales for that Product in that country during the Calendar Quarter immediately preceding the first launch of a Generic Product, then the royalties due shall be reduced by [ * ] from what would otherwise have been due under this Section 3.3 for as long as a Generic Product is sold in such country or Net Sales in any Calendar Quarter following launch of such Generic Product remain between [ * ] to [ * ] less than the amount of Net Sales for that Product in that country during the Calendar Quarter immediately preceding the first launch of a Generic Product. During the applicable Royalty Term, for a particular Product and in a particular country, if a Generic Product is launched, and Net Sales in any Calendar Quarter following such launch decrease by more than [ * ] as compared to the amount of Net Sales for that Product in that country during the Calendar Quarter immediately preceding the launch of the Generic Product, then the royalties shall be reduced by [ * ] from what would otherwise have been due under this Section 3.3 for as long as a Generic Product is sold in such country or Net Sales in any Calendar Quarter following launch of such Generic Product remain at or below [ * ] of the amount of Net Sales for that Product in that country during the Calendar Quarter immediately preceding the first launch of a Generic Product.

3.4 Quarterly Payments. All royalties due under Section 3.3 shall be paid quarterly, on a country-by-country basis, within [ * ] of the end of the relevant Calendar Quarter for which royalties are due.

3.5 Royalty Payment Reports. Exelixis shall ensure that each royalty payment is accompanied by a statement stating the number, description, and aggregate Net Sales, by country, of each Exelixis Product sold during the relevant Calendar Quarter. Sanofi shall ensure that each royalty payment is accompanied by a statement stating the number, description, and aggregate Net Sales, by country, of each Sanofi Product sold during the relevant Calendar Quarter.

3.6 Payment Method. All payments due under this Termination Agreement shall be made by bank wire transfer in immediately available funds to an account designated by the receiving Party. All payments hereunder shall be made in United States Dollars.

3.7 Taxes. Each Party shall pay any and all taxes levied on account of all payments it receives under this Termination Agreement. Each Party shall provide the other Party with any tax forms that may be reasonably necessary in order for a Party to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty, and the Party providing such tax forms shall use reasonable efforts to provide them to the other Party in advance of the due date. If laws or regulations require that taxes be withheld, the Party obligated to withhold such tax shall: (i) deduct those taxes from the remittable payment; (ii) pay the taxes to the proper taxing authority; (iii) send evidence of the obligation together with proof of tax payment to the other Party within [ * ] following that tax payment, and (iv) provide the other Party with reasonable assistance to enable the recovery, as permitted by applicable law, of withholding taxes or similar obligations resulting from payments made under this Termination Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.8 Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country, royalties accrued in that country shall be paid to the payee in the country in local currency by deposit in a local bank designated by the payee, unless the Parties otherwise agree.

3.9 Sublicenses. In the event either Party grants licenses or sublicenses (the “Granting Party”) to others to sell Products which are subject to royalties under Section 3.3, such licenses or sublicenses shall include an obligation for the licensee or sublicensee to account for and report its sales of Products on the same basis as if such sales were Net Sales by the Granting Party, and the Granting Party shall pay, or shall ensure that the licensee or sublicensee shall pay, to the other Party, with respect to such sales, royalties as if such sales of the licensee or sublicensee were Net Sales of the Granting Party.

3.10 Foreign Exchange. Conversion of sales recorded in local currencies to United States Dollars shall be performed in a manner consistent with a Party’s normal practices used to prepare its audited financial statements for internal and external reporting purposes, which uses a widely accepted source of published exchange rates.

3.11 Records; Inspection. Each Party shall keep complete, true and accurate books of account and records for the purpose of determining any royalty payments to be made under this Termination Agreement. Such books and records shall be kept for at least [ * ] following the end of the Calendar Quarter to which they pertain. Such records shall be open for inspection during such [ * ] period by independent accountants, solely for the purpose of verifying payment statements hereunder. Such inspections shall be made no more than [ * ], at reasonable time and on reasonable notice. Any unpaid amounts (plus interest) that are discovered shall be paid promptly by a Party. Inspections conducted under this Section 3.11 shall be at the expense of the inspecting Party, unless a variation or error producing an increase exceeding [ * ] of the royalty amount stated for any period covered by the inspection is established in the course of such inspection, whereupon all costs relating to the inspection for such period shall be paid promptly by the inspected Party.

3.12 Confidentiality. With respect to all Information which is subject to review under Section 3.11, such Information shall be deemed the Confidential Information of the producing Party. The receiving Party shall not disclose such Information to any Third Party or use such Information for any purpose other than verifying payments to be made hereunder, provided, however, that such Information may be disclosed to Third Parties or used to the extent necessary to enforce a Party’s rights under this Termination Agreement.

3.13 Interest. If a Party fails to make any payment due to the other Party under this Termination Agreement, then interest shall accrue on a daily basis at the greater of a rate equal to [ * ] the then-applicable [ * ] commercial lending rate of CitiBank, N.A. San Francisco, California, or at the maximum rate permitted by applicable law, whichever is the lower.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.	NO LICENSES, COVENANTS NOT TO ENFORCE.

4.1 No Licenses. Nothing under this Termination Agreement grants either Party any right, title or interest in and to the intellectual property rights of the other Party (either expressly or by implication or estoppel), except as expressly set forth in Section 4.2.

4.2 Covenants Not to Enforce.

(a) Exelixis Patent Rights. Subject to the terms and conditions of this Agreement, Exelixis shall not, and shall cause its Affiliates not to, enforce (or attempt or purport to enforce) against Sanofi, or its Affiliates, licensees, sublicensees, distributors and customers (collectively, the “Sanofi Covenantees”) any Exelixis Patent Rights with respect to the Sanofi Covenantees’ [ * ] of (i) [ * ] that (x) [ * ], and (y) [ * ] or (ii) any product containing [ * ] or [ * ] or [ * ]; provided that any such [ * ] set forth in [ * ] that [ * ] for [ * ] and that [ * ]. Notwithstanding the foregoing, the Parties agree that [ * ] the covenant described in this Section 4.2(a).

(b) Exelixis Know-How Rights. Subject to the terms and conditions of this Agreement, Exelixis shall not, and shall cause its Affiliates not to, enforce (or attempt or purport to enforce) against Sanofi Covenantees any Exelixis Know-How Rights with respect to the Sanofi Covenantees’ [ * ]; or (ii) any product containing [ * ] or [ * ] or [ * ]; provided that any such [ * ] set forth in [ * ] that is [ * ] for [ * ] and that [ * ].

(c) Covenant Enforceable Against Successors, Transferees and Assigns. The foregoing covenants in Section 4.2(a) and (b) shall be binding on all successors in interest to, transferees or assignees of all or any portion of the Exelixis Patent Rights and Exelixis Know-How Rights. If Exelixis transfers, sells or assigns all or any portion of the Exelixis Patent Rights or Exelixis Know-How Rights to a Third Party, or otherwise grants to any Third Party the right to enforce all or any portion of the Exelixis Patent Rights or Exelixis Know-How Rights (including any such right that may arise from an exclusive license), then Exelixis shall ensure that such Third Party is bound to the terms of this Section 4.2, including binding any subsequent transferee or assignee.

(d) Exelixis Representations and Warranties. Exelixis represents and warrants that, as of the Termination Date, Exelixis Controls: (i) the Exelixis Patent Rights and Exelixis Know-How Rights which are the subject of the covenants in Section 4.2(a) and (b), and (ii) Exelixis’ interest in the Joint Inventions. Exelixis further represents and warrants that, as of the Termination Date, there are no judgments or settlements against or owed by Exelixis or any of its Affiliates or, to Exelixis’ knowledge, pending or threatened litigation, in each case relating to the Exelixis Patent Rights or Exelixis Know-How Rights.

(e) Sanofi Representation and Warranty. Sanofi represents and warrants that, to the best of its knowledge, as of the Termination Date none of Sanofi or any of its Affiliates has, directly or indirectly, (i) [ * ] that is Covered by the Exelixis Patent Rights for purposes other than its performance under the Research Plan in accordance with the Collaborative Agreement; or (ii) plans to [ * ]. The representations and warranties in this Section 4.2(e) are based upon Sanofi’s understanding of the Exelixis Patent Rights as disclosed to Sanofi by Exelixis during the term of the Collaboration Agreement or as specifically set forth on Exhibit 4.2(e).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.	JOINT INVENTIONS

5.1 [ * ] Joint Patents. [ * ] (or its outside counsel) shall have the first right, in its discretion and without any obligation, to file, prosecute (including any interferences, reissue proceedings and reexaminations) and maintain, at its expense, any Patent claiming any Joint Inventions directed to [ * ] including without limitation the Joint Inventions listed on Exhibit 5.1 (each such Patent, a “[ * ] Joint Patent”). [ * ] (or its outside counsel) shall provide [ * ] with an update of the filing, prosecution and maintenance status for each [ * ] Joint Patent on a periodic basis, and shall use Diligent Efforts to consult with and cooperate with [ * ] with respect to the filing, prosecution and maintenance of such Patents, including providing [ * ] with drafts of proposed filings to allow [ * ] a reasonable opportunity for review and comment before such filings are due. [ * ] (or its outside counsel) shall provide to [ * ] with copies of any papers relating to the filing, prosecution and maintenance of such Patents promptly upon their being filed and received. If [ * ] decides not to file a [ * ] Joint Patent in any country or to continue the prosecution or maintenance of a [ * ] Joint Patent in any country, then [ * ] shall provide [ * ] with written notice of this decision promptly after it is made and at least [ * ] prior to any pending lapse or abandonment thereof. If [ * ] decides to assume responsibility for such filing, prosecution and maintenance, [ * ] shall: (a) so notify [ * ] in writing, and [ * ] shall: (i) promptly transfer and assign title to such [ * ] Joint Patent to [ * ], and (ii) cooperate as reasonably requested by [ * ] to facilitate such assignment and corresponding transfer of filing, prosecution and maintenance responsibility to [ * ]; and (b) bear any and all costs and expenses (including fees for any outside counsel, and inside counsel fees) associated with the filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of such [ * ] Joint Patent.

5.2 [ * ] Joint Patents. [ * ] (or its outside counsel) shall have the first right, in its discretion and without any obligation, to file, prosecute (including any interferences, reissue proceedings and reexaminations) and maintain, at its expense, any Patent claiming any Joint Inventions directed to [ * ] including without limitation the Joint Inventions listed on Exhibit 5.2 (each such Patent, a “[ * ] Joint Patent”). [ * ] (or its outside counsel) shall provide [ * ] with an update of the filing, prosecution and maintenance status for each [ * ] Joint Patent on a periodic basis, and shall use Diligent Efforts to consult with and cooperate with [ * ] with respect to the filing, prosecution and maintenance of such Patents, including providing [ * ] with drafts of proposed filings to allow [ * ] a reasonable opportunity for review and comment before such filings are due. [ * ] (or its outside counsel) shall provide to [ * ] with copies of any papers relating to the filing, prosecution and maintenance of such Patents promptly upon their being filed and received. If [ * ] decides not to file a [ * ] Joint Patent in any country or to continue the prosecution or maintenance of a [ * ] Joint Patent in any country, then [ * ] shall provide [ * ] with written notice of this decision promptly after it is made and at least [ * ] prior to any pending lapse or abandonment thereof. If [ * ] decides to assume responsibility for such filing, prosecution and maintenance, [ * ] shall: (a) so notify [ * ] in writing, and [ * ] shall: (i) promptly transfer and assign title to such [ * ] Joint Patent to [ * ], and (ii) cooperate as reasonably requested by [ * ] to facilitate such assignment and corresponding transfer of filing, prosecution and maintenance responsibility to [ * ]; and (b) bear any and all costs and expenses (including fees for any outside counsel, and inside counsel fees) associated with the filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of such [ * ] Joint Patent.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.	RELEASE.

6.1 Exelixis Release of Sanofi. In consideration of the covenants and agreements contained herein, and on behalf of Exelixis and its respective Affiliates, and each of their respective employees, officers, directors, partners, stockholders, members, managers, agents and other representatives (each of the foregoing, including Exelixis, a “Exelixis Person”), and each of their respective executors, administrators, successors and assigns (collectively, the “Exelixis Releasors”), the Exelixis Person and Exelixis Releasors hereby absolutely, irrevocably, and unconditionally release and forever discharge Sanofi and its respective Affiliates, and each of their respective employees, officers, directors, partners, members, stockholders, managers, agents and other representatives, and each of their respective executors, administrators, successors and assigns (the “Sanofi Releasees”) from and against any and all claims, demands, liabilities, obligations, responsibilities, suits, actions and causes of action, known or unknown, past, present or future, or otherwise, arising out of or relating to the Collaboration Agreement or a Party’s rights and obligations under the Collaboration Agreement.

6.2 Sanofi Release of Exelixis. In consideration of the covenants and agreements contained herein, and on behalf of Sanofi and its respective Affiliates, and each of their respective employees, officers, directors, partners, stockholders, members, managers, agents and other representatives (each of the foregoing, including Sanofi, a “Sanofi Person”), and each of their respective executors, administrators, successors and assigns (collectively, the “Sanofi Releasors”), the Sanofi Person and Sanofi Releasors hereby absolutely, irrevocably, and unconditionally release and forever discharge Exelixis and its respective Affiliates, and each of their respective employees, officers, directors, partners, members, stockholders, managers, agents and other representatives, and each of their respective executors, administrators, successors and assigns (the “Exelixis Releasees”) from and against any and all claims, demands, liabilities, obligations, responsibilities, suits, actions and causes of action, known or unknown, past, present or future, or otherwise, arising out of or relating to the Collaboration Agreement or a Party’s rights and obligations under the Collaboration Agreement.

6.3 Addenda. The foregoing mutual releases do not discharge any rights or obligations set forth in this Termination Agreement. The Parties agree that this Termination Agreement is in full and complete settlement of the rights and obligations of the Parties in connection with the Collaboration Agreement. It is understood that this Termination Agreement does not constitute an admission of any liability by any Party, including any admission of default or breach of the Collaboration Agreement.

7.	CONFIDENTIALITY

7.1 Nondisclosure of Confidential Information. All Information disclosed by one Party to the other Party pursuant to this Termination Agreement shall be “Confidential Information” for all purposes hereunder. The Parties agree that during the term of this Termination Agreement, and for a period of [ * ] thereafter, a Party receiving Confidential

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Information of the other Party shall: (a) use Diligent Efforts to maintain in confidence such Confidential Information (but not less than those efforts as such Party uses to maintain in confidence its own proprietary industrial information of similar kind and value) and not to disclose such Confidential Information to any Third Party without prior written consent of the other Party; and (b) not use such other Party’s Confidential Information without prior written consent of the other Party (it being understood that this Section 7.1 shall not create or imply any right to use such Confidential Information).

7.2 Exceptions. The obligations in Section 7.1 shall not apply with respect to any portion of the Confidential Information that the receiving Party can show by competent written proof:

(a) Is publicly disclosed by the disclosing Party, either before or after it is disclosed to the receiving Party hereunder; or

(b) Was known to the receiving Party or any of its Affiliates, without obligation to keep it confidential, prior to disclosure by the disclosing Party; or

(c) Is subsequently disclosed to the receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without obligation to keep it confidential; or

(d) Is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the receiving Party, and is not directly or indirectly supplied by the receiving Party in violation of this Termination Agreement; or

(e) Has been independently developed by employees or contractors of the receiving Party or any of its Affiliates without the aid, application or use of the disclosing Party’s Confidential Information.

7.3 Authorized Disclosure. A Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances; provided that notice of any such disclosure shall be provided as soon as practicable to the other Party:

(a) Filing or prosecuting Patents relating to Sole Inventions, Joint Inventions or Products, in each case pursuant to activities under this Termination Agreement, provided that the non-filing Party is given a reasonable opportunity to review the extent and necessity for its Confidential Information to be included prior to submission of any patent application;

(b) Prosecuting or defending litigation;

(c) Complying with applicable governmental laws and regulations; and

(d) Disclosure to: Affiliates; potential or actual collaborators, partners, and licensees (including potential co-marketing and co-promotion contractors); potential or actual investment bankers, acquirers, lenders or investors; employees; consultants; and agents, each of whom, prior to disclosure, must be bound by similar obligations of confidentiality and non-use; provided that a confidentiality and non-use period of [ * ] will be sufficient.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

The Parties acknowledge that the terms of this Termination Agreement shall be treated as Confidential Information of both Parties. Such terms may be disclosed by a Party to individuals or entities covered by Section 7.3(d) above, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use; provided that a confidentiality and non-use period of [ * ] will be sufficient. In addition, a copy of this Termination Agreement may be filed by either Party with the Securities and Exchange Commission in connection with any public offering of such Party’s securities. In connection with any such filing, such Party shall endeavor to obtain confidential treatment of economic and trade secret information.

In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information except as permitted hereunder.

7.4 Public Announcement. The Parties agree that the public announcement of the execution of this Termination Agreement shall be substantially in the form of the 8-K attached as Exhibit 7.4. Any other press release, news release or other public announcement relating to this Termination Agreement or to the performance of the Parties under the Collaboration Agreement, shall first be reviewed and approved by both Parties; provided, however, that any disclosure which is required by law, including disclosures required by the U.S. Securities and Exchange Commission or made pursuant to the requirements of the national securities exchange or other stock market on which such Party’s securities are traded, as advised by the disclosing Party’s counsel may be made without the prior consent of the other Party, although the other Party shall be given prompt notice of any such legally required disclosure and to the extent practicable shall provide the other Party an opportunity to comment on the proposed disclosure.

7.5 Amendment of Section 11.1 of the Collaboration Agreement. Effective as of the Termination Date, the Parties delete Section 11.1 of the Collaboration Agreement and replace it with the following section:

“11.1 Nondisclosure of Confidential Information. All Information disclosed by one Party to the other Party pursuant to this Agreement, including disclosure by either Party to the other of any results and data resulting from its activities hereunder shall be “Confidential Information” for all purposes hereunder. The Parties agree that during the Term and for a period of [ * ] thereafter, a Party receiving Confidential Information of the other Party shall: (a) use Diligent Efforts to maintain in confidence such Confidential Information (but not less than those efforts as such Party uses to maintain in confidence its own proprietary industrial information of similar kind and value) and not to disclose such Confidential Information to any Third Party without prior written consent of the other Party; and (b) not use such other Party’s Confidential Information for any purpose (it being understood that this Section 11.1 shall not create or imply any rights or licenses not expressly granted under Article 8 or Section 12.3 hereof). Notwithstanding anything to the contrary in this Section 11.1, data or other information that resulted from the testing of a compound pursuant to the Collaboration shall be Confidential

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Information the Party from whose chemical library such compound originated, regardless of which Party conducted such testing, and regardless of whether disclosed by Exelixis or Sanofi.”

7.6 Amendment of Section 11.3 of the Collaboration Agreement. Effective as of the Termination Date, the Parties delete Section 11.3 of the Collaboration Agreement and replace it with the following section:

“11.3 Authorized Disclosure. A Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances; provided that notice of any such disclosure shall be provided as soon as practicable to the other Party:

(a) Filing or prosecuting Patents relating to Sole Inventions, Joint Inventions or Products, in each case pursuant to activities under this Agreement, provided that the non-filing Party is given a reasonable opportunity to review the extent and necessity for its Confidential Information to be included prior to submission of any patent application;

(b) Regulatory filings;

(c) Prosecuting or defending litigation; and

(d) Complying with applicable governmental laws and regulations.

The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. Such terms may be disclosed by a Party to: Affiliates; potential or actual collaborators, partners, and licensees (including potential co-marketing and co-promotion contractors); potential or actual investment bankers, acquirers, lenders or investors; employees; consultants; and agents, each of whom, prior to disclosure, must be bound by similar obligations of confidentiality and non-use; provided that a confidentiality and non-use period of [ * ] will be sufficient. In addition, a copy of this Agreement may be filed by either Party with the Securities and Exchange Commission in connection with any public offering of such Party’s securities. In connection with any such filing, such Party shall endeavor to obtain confidential treatment of economic and trade secret information.

In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information except as permitted hereunder.”

8.	TERM AND TERMINATION.

8.1 Term. This Termination Agreement shall become effective on the Termination Date and shall remain in effect until the expiration of the last Royalty Period with respect to the last Product, as provided in Article 3 (“Term”).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.2 Survival; Effect of Termination.

(a) Survival. In the event of termination of this Termination Agreement for any reason, the following provisions of this Termination Agreement shall survive: Articles [ * ]; and Sections [ * ].

(b) General Effects. In any event, termination of this Termination Agreement shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Termination Agreement nor prejudice either Party’s right to obtain performance of any obligation.

8.3 Survival of Provisions in the Collaboration Agreement. The following provisions of the Collaboration Agreement survive termination: Articles [ * ]; and Sections [ * ].

9.	REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION.

9.1 Mutual Authority. Exelixis and Sanofi each represents and warrants to the other as of the Termination Date that: (a) it has the authority and right to enter into and perform this Termination Agreement; (b) this Termination Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, subject to applicable limitations on such enforcement based on bankruptcy laws and other debtors’ rights; and (c) its execution, delivery and performance of this Termination Agreement shall not conflict in any material fashion with the terms of any other agreement or instrument to which it is or becomes a Party or by which it is or becomes bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

9.2 Indemnification by Sanofi. Subject to Section 9.4, Sanofi hereby agrees to indemnify, defend and hold harmless Exelixis and each of its employees, officers, directors and agents from and against any and all Third Party suits, claims, actions, demands, liabilities, expenses and/or losses, including reasonable legal expenses and reasonable attorneys’ fees (collectively, “Liability”) to the extent such Liability results from the research, development, manufacture, use, handling, storage, sale or other disposition of Sanofi Products by Sanofi or its Affiliates, licensee, sublicensees or agents, except to the extent such Liability results from any negligence or willful misconduct by Exelixis, its Affiliates, licensees, sublicensees or agents.

9.3 Indemnification by Exelixis. Subject to Section 9.4, Exelixis hereby agrees to indemnify, defend and hold harmless Sanofi and each of its employees, officers, directors and agents from and against any and all Liability to the extent such Liability results from the research, development, manufacture, use, handling, storage, sale or other disposition of Exelixis Products by Exelixis or its Affiliates, licensees, sublicensees or agents, except to the extent such Liability results from any negligence or willful misconduct by Sanofi, its Affiliates, licensees, sublicensees or agents.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.4 Conditions to Indemnification. As used herein, “Indemnitee” shall mean a Party entitled to indemnification under the terms of Section 9.2 or 9.3. A condition precedent to each Indemnitee’s right to seek indemnification under such Section 9.2 or 9.3 is that such Indemnitee shall:

(a) inform the indemnifying Party under such applicable Section of a Liability as soon as reasonably practicable after it receives notice of the Liability;

(b) if the indemnifying Party acknowledges that such Liability falls within the scope of its indemnification obligations hereunder, permit the indemnifying Party to assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Liability (including the right to settle the claim solely for monetary consideration); provided, that the indemnifying Party shall seek the prior written consent (such consent to not be unreasonably withheld, delayed or conditioned) of any such Indemnitee as to any settlement that would require any payment by such Indemnitee, would require an admission of legal wrongdoing in any way on the part of an Indemnitee, or would effect an amendment of this Termination Agreement; and

(c) fully cooperate (including providing access to and copies of pertinent records and making available for testimony relevant individuals subject to its control) as reasonably requested by, and at the expense of, the indemnifying Party in the defense of the Liability.

Provided that an Indemnitee has complied with all of the conditions described in subsections (a) – (c), as applicable, the indemnifying Party shall provide attorneys reasonably acceptable to the Indemnitee to defend against any such Liability. Subject to the foregoing, an Indemnitee may participate in any proceedings involving such Liability using attorneys of the Indemnitee’s choice and at the Indemnitee’s expense. In no event may an Indemnitee settle or compromise any Liability for which the Indemnitee intends to seek indemnification from the indemnifying Party hereunder without the prior written consent of the indemnifying Party (such consent to not be unreasonably withheld, delayed or conditioned), or the indemnification provided under such Section 9.2 or 9.3 as to such Liability shall be null and void.

9.5 Limitation of Liability. EXCEPT FOR AMOUNTS PAYABLE TO THIRD PARTIES BY A PARTY FOR WHICH IT SEEKS REIMBURSEMENT OR INDEMNIFICATION PROTECTION FROM THE OTHER PARTY PURSUANT TO SECTIONS 9.2 OR 9.3, AND EXCEPT FOR BREACH OF ARTICLE 7 HEREOF, IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS TERMINATION AGREEMENT.

9.6 Dispute Resolution. In the event of any dispute, controversy or claim arising out of, relating to or in connection with any provision of the Termination Agreement, the Parties shall try to settle their differences amicably between themselves first, by referring the disputed matter to the CEO of Exelixis (or his designee) and the CEO of Sanofi (or his designee). Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party,

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and, within [ * ] after such notice, such CEOs (or their respective designees) of the Parties shall meet for attempted resolution by good faith negotiations. If such CEOs (or their respective designees) are unable to resolve such dispute within [ * ] of their first meeting for such negotiations, either Party may seek to have such dispute resolved as set forth in Section 9.7 below.

9.7 Binding Arbitration. Any dispute not resolved pursuant to the procedures in Section 9.6, shall be exclusively and finally resolved by binding arbitration. Whenever a party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other party. Any such arbitration shall be conducted under the Rules of Arbitration of the International Chamber of Commerce (“Rules”) by three arbitrators, unless the parties agree in writing within ten days of receipt of the Request for Arbitration to the Secretariat to have the dispute finally settled by a solo arbitrator. The arbitrator(s) shall otherwise be selected in accordance with the Rules. Any such arbitration shall be held in [ * ]. The method and manner of discovery in any such arbitration proceeding shall be determined by the arbitrator(s), who shall consider the nature of the claims and defenses, and shall likewise be guided by a desire for efficiency and speed. The arbitrator(s) shall have the authority to grant specific performance and to allocate between the parties the costs of arbitration in such equitable manner as they determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

10.	MISCELLANEOUS.

10.1 Assignment.

(a) Neither Party may assign or transfer this Termination Agreement or any obligations hereunder without the prior written consent of the other (such consent to not be unreasonably withheld, delayed or conditioned), except a Party may make such an assignment without the other Party’s consent to an Affiliate or to a Third Party successor to substantially all of the business of such Party to which this Termination Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction; provided that any such permitted successor or assignee of rights and/or obligations hereunder is obligated, by reason of operation of law or pursuant to a written agreement with the other Party, to assume performance of this Termination Agreement or such rights and/or obligations; and provided, further, that if assigned to an Affiliate, the assigning Party shall remain jointly and severally responsible for the performance of this Termination Agreement by such Affiliate. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 10.1 shall be null and void and of no legal effect.

(b) If a Party is acquired by or merged with a Third Party (such Third Party, hereinafter referred to as an “Acquiror” and each person, corporation, partnership or other entity that would, immediately prior to such acquisition, have qualified as an Affiliate of the Acquiror if the Acquiror were a Party, hereinafter referred to as an “Acquiror Affiliate”), the Parties agree that the intellectual property of such Acquiror or any Acquiror Affiliate held or developed by such

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Acquiror or any Acquiror Affiliate (whether prior to or after such acquisition or merger) shall not be included in the intellectual property definitions of this Termination Agreement, and such Acquiror and all Acquiror Affiliates shall be excluded from “Affiliate” solely for purposes of the applicable components of the intellectual property definitions in this Termination Agreement.

10.2 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Termination Agreement.

10.3 Severability. If any of the provisions of this Termination Agreement are held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Termination Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Termination Agreement may be realized.

10.4 No Waiver. Any delay in enforcing a Party’s rights under this Termination Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Termination Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

10.5 Notices. Any notices given under this Termination Agreement shall be in writing, addressed to the Parties at the following addresses, and delivered by person, by facsimile (with receipt confirmation), or by FedEx or other reputable courier service. Any such notice shall be deemed to have been given: (a) as of the day of personal delivery; (b) one (1) day after the date sent by facsimile service; or (c) on the day of successful delivery to the other Party confirmed by the courier service. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For Exelixis:	Exelixis, Inc.
210 East Grand Avenue
South San Francisco, CA 94080
Attention: Executive Vice President and General Counsel
Fax: +1 650-837-7179

With a copy to:	Cooley LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Attention: Marya A. Postner, Esq.
Fax: +1 650-849-7400

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

For Sanofi:	Sanofi
174 Avenue de France
75013 Paris, France
Attn: General Counsel
Fax: +33.1.53.77.43.03

and, of January 20, 2012

Sanofi
54, rue La Boétie
75008 Paris, France
Attn: General Counsel
Fax: +33.1.53.77.43.03

10.6 Amendment. No amendment, modification or supplement of any provision of this Termination Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

10.7 Governing Law. Resolution of all disputes, controversies or claims arising out of, relating to or in connection with the Termination Agreement or the performance, enforcement, breach or termination of the Termination Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of [ * ], without regard to conflicts of law rules.

10.8 Entire Agreement. This Termination Agreement sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter of this Termination Agreement and supersedes and terminates all prior agreements and understandings between the Parties with respect to such subject matter. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to such subject matter other than as are set forth in this Termination Agreement.

10.9 Construction of this Termination Agreement. Except where the context otherwise requires, wherever used, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense. When used in this Termination Agreement, “including” means “including without limitation”. References to either Party include the successors and permitted assigns of that Party. The headings of this Termination Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Termination Agreement or the intent of any provision contained in this Termination Agreement. The Parties have each consulted counsel of their choice regarding this Termination Agreement, and, accordingly, no provisions of this Termination Agreement shall be construed against either Party on the basis that the Party drafted this Termination Agreement or any provision thereof. If the terms of this Termination Agreement conflict with the terms of any Exhibit, then the terms of this Termination Agreement shall govern. The official text of this Termination Agreement and any Exhibits hereto, any notice given or accounts or statements required by this Termination

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Agreement, and any dispute proceeding related to or arising hereunder, shall be in English. In the event of any dispute concerning the construction or meaning of this Termination Agreement, reference shall be made only to this Termination Agreement as written in English and not to any other translation into any other language.

10.10 Counterparts. This Termination Agreement may be executed in two (2) or more counterparts, each of which shall be an original and all of which shall constitute together the same document. Counterparts may be signed and delivered by facsimile, or electronically in PDF format, each of which shall be binding when sent.

Signature page follows.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF the Parties hereto have caused this Termination Agreement to be executed by their duly authorized officers effective as of the Termination Date.

EXELIXIS, INC.		SANOFI

By:	/s/ Michael M. Morrissey	By:	/s/ Philippe Goupit
Name:	Michael M. Morrissey	Name:	Philippe Goupit
Title:	CEO	Title:	Vice President Corporate License

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 1.9

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 4.2(e)

Exelixis Ref. No.	Country	Protection Type	Filing Date	App. Filing No.	Subject Matter
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 5.1

[ * ] Joint Inventions

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 5.2

[ * ] Joint Inventions

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 7.4

Exelixis Form 8-K

Item 1.01. Entry into a Material Definitive Agreement.

On December 22, 2011, Exelixis, Inc. (the “Company”) and Sanofi entered into an agreement (the “Termination Agreement”) pursuant to which the parties mutually agreed to terminate the Collaboration Agreement dated as of May 27, 2009 and effective as of July 7, 2009 by and between the Company and Sanofi for the discovery of inhibitors of Phosphoinositide-3 Kinase (“PI3K”) alpha and beta (the “Collaboration Agreement”). The termination of the Collaboration Agreement pursuant to the Termination Agreement is effective as of the end of the day on December 22, 2011. The parties mutually agreed to terminate the Collaboration Agreement in light of the Company’s announcement in 2010 to focus its resources and development efforts on cabozantinib (XL184), the Company’s most advanced compound.

Under the Collaboration Agreement, the parties had agreed to combine efforts in establishing several pre-clinical PI3K programs and jointly share responsibility for research and preclinical activities related to isoform-selective inhibitors of PI3K-a and -ß. Sanofi was required to provide the Company with guaranteed annual research funding during the research term and was responsible for funding all development activities for each product following approval of the investigational new drug, or IND, application that might have been filed with the applicable regulatory authorities for such product. The Company was entitled to receive guaranteed research funding of $21.0 million over three years to cover certain of its costs under the Collaboration Agreement. Sanofi had sole responsibility for all subsequent clinical, regulatory, commercial and manufacturing activities of any products arising from the collaboration; however, Sanofi could request that the Company conduct certain clinical trials at Sanofi’s expense. The research term under the collaboration was originally three years, although Sanofi had the right to extend the term for an additional one-year period upon prior written notice, or terminate the Collaboration Agreement early under certain circumstances. The Company was eligible to receive development, regulatory and commercial milestones, as well as royalties on sales of any products commercialized under the Collaboration Agreement. The Collaboration Agreement would have automatically terminated under certain circumstances upon the expiration of the research term, in which case all licenses granted by a party to the other party would have terminated and reverted to the respective granting party, except that Sanofi would have retained the right to receive, under certain circumstances, the first opportunity to obtain a license from the Company to any isoform-selective PI3K inhibitor. In addition, after expiration of the research term, Sanofi had the right, upon certain prior written notice to the Company, to terminate the Collaboration Agreement in whole or as to particular products, in which case the Company would have received, subject to certain terms, conditions and obligations for the Company to make payments to Sanofi, exclusive licenses from Sanofi to research, develop and commercialize such products.

Pursuant to the terms of the Termination Agreement, the parties have terminated the Collaboration Agreement and released each other from any potential liabilities arising under the Collaboration Agreement prior to the termination effective date. Each party retains ownership of the intellectual property that it generated under the Collaboration Agreement, and Exelixis has granted Sanofi covenants not-to-enforce with respect to certain of Exelixis’ intellectual property rights. The Termination Agreement also provides that Sanofi will make a payment to the Company of $15,250,000 within 10 business days after the termination effective date. If either party or its affiliate or licensee develops and commercializes a therapeutic product containing an isoform-selective PI3K inhibitor that arose from such party’s work (or was derived from such work) under the Collaboration Agreement, then such party will be obligated to pay royalties to the other party based upon the net sales of such products. The Termination Agreement provides that Sanofi will make a one-time milestone payment to the Company upon the first receipt by Sanofi or its affiliate or licensee of marketing approval for the first therapeutic product containing an isoform-selective PI3K inhibitor that arose from Sanofi’s work (or was derived from such work) under the Collaboration Agreement.

The Company and Sanofi are, and remain, parties to a global license agreement for the development and commercialization of XL147 (SAR245408) and XL765 (SAR245409), PI3K inhibitors that are in clinical development (the “License Agreement”). A summary of the material terms of the license agreement is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

The description of the Termination Agreement in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to the complete Termination Agreement, a copy of which will be included as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 30, 2011 to be filed with the Securities and Exchange Commission.

Item 1.02. Termination of a Material Definitive Agreement.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 1.02 by reference.

Item 7.01. Regulation FD Disclosure.

For purposes of recognizing up-front payments received under the Collaboration Agreement and the License Agreement, prior to the effectiveness of the Termination Agreement the Company was recognizing revenue through the end of the research term, which was estimated to be July 2013. As a result of the termination of the Collaboration Agreement, the estimated research term will now end as of the end of the day on December 22, 2011. Accordingly, the Company expects to accelerate the remaining deferred revenue balance relating to the up-front payments under the Collaboration Agreement and the License Agreement and estimates that it will recognize an aggregate of approximately $74 million in revenue in the fourth fiscal quarter of 2011, of which approximately $63 million was not included in the Company’s prior guidance as to its financial results for 2011 and is due to such acceleration and the termination payment pursuant to the Termination Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.